Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LBI MEDIA, INC.

Jose Liberman and Lenard D. Liberman certify that:

1. They are the President and Executive Vice President, Chief Financial Officer and Secretary, respectively, of LBI Media, Inc., a California corporation (the “Corporation”).

2. The Articles of Incorporation of the Corporation (as amended prior to the date hereof, the “Articles of Incorporation”) are amended and restated in its entirety to read as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is LBI Media, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California (the “GCL”) other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

AUTHORIZED SHARES

The total number of shares of all classes of stock which the corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share (the “Common Stock”).

ARTICLE IV

LIMITATION ON DIRECTOR LIABILITY

(A)	Limitation of Liability.

(1)	To the fullest extent permitted by the GCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its shareholders.

(2)	Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(B)	Right to Indemnification

The Corporation shall, to the fullest extent permitted by the GCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the GCL from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the GCL. The indemnification right outlined in this Section (B) will continue as to a person who has ceased to be a director, officer, employee or agent, but only to the extent that such person is a party (or threatened to be made a party) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation. Further, the indemnification right will inure to the benefit of such indemnitee’s estate, heirs, executors and administrators. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its shareholders in excess of the indemnification permitted by Section 317 of the CGL, but not in excess of the indemnification otherwise permissible under California law.

3. The foregoing amendment and restatement of the Articles of Incorporation has been approved by the Board of Directors of this Corporation.

4. The foregoing amendment and restatement of the Articles of Incorporation was approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of this Corporation is 100. The number of shares voting in favor of the amendment equaled 100% of the outstanding shares.

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The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set out in this Certificate are true and correct of their own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on March 30, 2007.

/s/ Jose Liberman
Name:	Jose Liberman
Title:	Chairman and President

/s/ Lenard D. Liberman
Name:	Lenard D. Liberman
Title:	Executive Vice President, Chief Financial Officer and Secretary